Exhibit 10.1

March 3, 2014

Wes Tyson, MD

(Personal Address)

Re: Offer Letter

Dear Wes:

I am delighted to offer to you the Chief Medical Officer position with CombiMatrix (or “the Company”), reporting directly to me.

The purpose of this letter is to set forth the terms of your offer, which if you accept, will become your initial employment terms. You will be expected to perform various duties consistent with your position and according to the needs of the Company.

Subject to your acceptance of the terms of this letter, your employment will start with the Company on April 8, 2014. Your employment will be on a full-time (i.e., 40 hours per week) basis.  Your position is not eligible for overtime pay because it is considered “exempt” from the overtime pay provisions of the Fair Labor Standards Act.  Please note that this offer will expire at 4:00 PM Pacific time on Wednesday March 5, 2014.

Compensation and Benefits

•                  You will be paid a base salary of $325,000 per year, paid on a bi-weekly basis and prorated for any period less than a full year, less applicable taxes.

•                  You will be eligible for the 2014 Executive Management Incentive Program (MIP) Bonus plan. Under the plan, you will be eligible to earn 34% of your base salary ($110,000) as a bonus if the Company attains its revenue goal for 2014.  Please note that your bonus will be $135,000 if we attain 110% of the goal.

•                  We will recommend to our Board of Directors that you be granted 60,000 Restricted Stock Units.   Such units will vest over four (4) years as long as you continue to be employed by CombiMatrix, with 25% of your shares scheduled to vest on each anniversary of the grant date.

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•                  You may participate in corporate benefits offered to employees of CombiMatrix, subject to eligibility and other requirements of those plans.  Our benefits include various choices for health, dental and vision insurance for our employees and their eligible family members.  CombiMatrix supplements the cost of these benefit plans to minimize your out-of-pocket costs.  You will also be eligible to participate in our 401K savings plan and flexible spending program covering certain healthcare-related costs.

•                  CombiMatrix will pay to move your household goods from Colorado to California. In addition, the Company will pay for the realtor commission on the sale of your home in Colorado and the accompanying closing costs.  Further, the Company agrees to pay a rental stipend up to $3,000 a month for a short-term (not to exceed six (6) months) to allow you and your family time to get settled in Southern California. Finally, we will pay for one House Hunting trip for your family over the next six (6) weeks from offer acceptance. Any of the foregoing expenses, which are treated as compensation for tax purposes, will be grossed-up to negate the tax consequences of such reimbursement to you.

•                  Paid time-off of seventeen (17) days per year, and six (6) company-paid holidays.

Business Expenses

CombiMatrix will reimburse you for reasonable and actual travel and entertainment expenses you incur in connection with performing services for the company, pursuant to CombiMatrix’s policy and applicable tax law and regulations. We retain full discretion to determine whether, and to what extent, actual travel and entertainment expenses are reasonable and subject to reimbursement.

At-Will Employment

While we hope that our employment relationship is on-going and mutually rewarding, your employment with CombiMatrix is at-will, which means that you may discontinue your employment with CombiMatrix at any time, for any reason, and similarly, CombiMatrix may terminate your employment at any time, for any reason. This at-will relationship may not be modified or changed during your employment with CombiMatrix, except by written agreement between you and the President/CEO of CombiMatrix. Nothing in this letter is intended to create any guarantee of employment for any specified period of time.

Conditions of Employment

This offer of employment is contingent on the following:

•                  Employment Authorization. You must produce, within three working days of hire, documentation showing identity and eligibility to work in the United States.

•                  Satisfactory Reference and Background Check. This offer is contingent upon receiving satisfactory references and an acceptable background check.

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•                  Satisfactory Drug Screening. This offer is contingent upon successful completion of a post-offer drug screening test.

•                  Employee Agreements. This offer is contingent upon your completion of the New Hire Orientation where you will be asked to sign acknowledgments regarding company policy.

Wes, I am excited to work side by side with you, I know we will have a productive and enjoyable working relationship.  Please feel free to call me if any clarification of this offer is needed.  Congratulations and welcome to the Combi team!

Very truly yours,

Mark D. McDonough
CEO/President
CombiMatrix Corporation

By my signature below and initialization of each page, I accept this offer of employment in accordance with the terms and conditions in this letter.

Wes Tyson, MD

Signature	Today’s Date

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